Exhibit 5.1

(212) 373-3000

(212) 757-3990

January 27, 2020

Ovintiv Inc.

370 – 17th Street, Suite 1700

Denver, CO 80202

Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Ovintiv Inc., a Delaware corporation (the “Company”), as successor to Encana Corporation (“Encana”), in connection with Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 of Encana (File Nos. 333-231248, 333-188758, 333-140856, 333-124218 and 333-85598) (collectively, as amended, the “Registration Statements”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statements. The Registration Statements relate to the registration under the Act of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable in respect of awards under the Ovintiv Incentive Plans (as defined below).

On January 24, 2020, Encana completed reorganization transactions pursuant to which, among other things, the Company acquired all of the issued and outstanding common shares of Encana and the Company assumed (i) the Omnibus Incentive Plan of Encana Corporation, (ii) the Encana Corporation Employee Stock Option Plan, (iii) the Encana Corporation Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Encana Corporation, (v) the Restricted Share Unit Plan for Employees of Encana Corporation, (vi) the Deferred Share Unit Plan for Employees of Encana Corporation, (vii) the Restricted Share Unit Plan for Directors of Encana Corporation, and (viii) the Deferred Share Unit Plan for Directors of Encana Corporation (collectively, including any schedules or appendices thereto, as amended from time to time, the “Encana Incentive Plans” and following such assumption by the Company, the “Ovintiv Incentive Plans”), and each outstanding stock option (together with any associated tandem stock appreciation right), stock appreciation right, performance share unit, restricted share unit, deferred share unit, restricted stock and other share-based award granted by Encana pursuant to the Encana Incentive Plans (collectively, the “Encana Incentive Awards”) was exchanged for an incentive award granted by the Company (collectively, the “Ovintiv Incentive Awards”) pursuant to the Ovintiv Incentive Plans. The Ovintiv Incentive Awards are subject to substantially the same terms and conditions as the Encana Incentive Awards, except, in the case of equity-based Ovintiv Incentive Awards, the securities issuable upon exercise or settlement of the Ovintiv Incentive Awards, as applicable, are shares of common stock, par value $0.01 per share of the Company (or their cash equivalent) rather than common shares of Encana (or their cash equivalent).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.     the Registration Statements; and

2.    the Ovintiv Incentive Plans and the forms of award agreements (collectively, “Award Agreements”) relating to the awards granted under the Ovintiv Incentive Plans.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation and the bylaws of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon certificates of public officials and officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms of the Ovintiv Incentive Plans and any applicable Award Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statements. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP